                                                                                                              EX-10.1

July 27, 2021

Via Email to Byron.racki@gmail.com

Dear Byron,

On behalf of Pactiv Evergreen Inc., I am pleased to confirm our offer of employment to you for the position of President, Beverage Merchandising.  We will determine a mutually convenient start date for you during the month of August.

The details of this offer are as follows:

•	Position: President, Beverage Merchandising

•	Manager: Mike King, Chief Executive Officer

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Work Location: Memphis, TN.  Due to the office remaining temporarily closed, you will be permitted to work remotely for at least your first 12 months of employment.  Following this, should relocation be required, you will be eligible for the Executive Relocation Package.

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Salary:  You will receive an annual salary of $500,000, paid on a bi-weekly basis. Please note that your start date may fall after the payroll processing deadline for your first pay period.  If this is the case, any payroll amount due from your first pay period will be included in the payroll amount paid during the following pay period.

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Initial Equity Award: You will receive a one-time equity grant of $500,000 of Restricted Stock Units (RSUs) of Pactiv Evergreen stock, subject to such terms and conditions as provided in the Pactiv Evergreen Inc. Equity Incentive Plan (the “Plan”) and the applicable award agreements.

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Annual Incentive Plan: In addition to your base salary, you will be eligible to participate in Pactiv Evergreen’s Annual Incentive Plan (AIP).  Your target bonus under this plan will be 65% of your base salary, however the actual award may vary depending upon individual and/or company performance, subject to the terms of the incentive plan.

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Long-Term Incentive Plan (LTIP): In addition to your base salary and annual incentive (AIP), you will also be eligible to participate in the Pactiv Evergreen Long-Term Incentive Plan.  For 2022, your target equity award under this plan will be 100% of your base salary, however the actual award may vary depending upon individual and/or company performance, subject to the terms of the incentive plan.

•	Vacation Eligibility: You will receive four (4) weeks of paid vacation (prorated for 2021).
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Benefits Eligibility:  You will be eligible for the Company’s benefit programs for salaried employees. Eligibility for coverage under Pactiv Evergreen’s health and welfare plans begins on your first day of work. Additional summary information on the health, welfare, and retirement plans will be provided.

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1900 W. Field Court, Lake Forest, IL 60045
pactiv.com | pactivevergreen.com | evergreenpackaging.com

                                                                                                              EX-10.1

•	Severance: Should your employment be terminated without-cause, you will be eligible to receive severance in the amount of twelve (12) months of your base salary.

This offer is contingent upon the successful completion of a pre-employment drug screen and background check though the company reserves the right to begin your employment before one of more of these reviews have been completed. Instructions for completing the drug screen will be provided. In addition, in accordance with federal law, you will be required to furnish documentation that establishes your identity and eligibility for employment in the United States. A list of acceptable documents is included in this packet; please review this list and bring appropriate documents with you on your first day. Lastly, you will also be required to accept and sign a non-disclosure, non-solicitation and non-competition agreement prior to your start date.

In accordance with federal law, you will be required to furnish documentation that establishes your identity and eligibility for employment in the United States. A list of acceptable documents will be provided closer to your official start date with the Company.

Byron, we are pleased to extend this offer of employment to you and hope that you decide to join the Pactiv Evergreen team. We believe that your experience and skills would be valuable as we strive to maintain and build upon our position as an industry leader.

We ask that you let us know of your decision by no later than Wednesday, July 28th. If you accept this offer, please acknowledge your acceptance by signing and returning this original offer letter to JD Bowlin via e-mail at jd.bowlin@pactivevergreen.com.

If you have any questions, please feel free to contact me at your convenience.

Kind Regards,

Mike King
Chief Executive Officer
Pactiv Evergreen, Inc.

Acceptance of Conditions of Employment

I, ___Byron Racki__, hereby accept the position offered to me under the terms and conditions as contained in this letter.  I understand that this employment arrangement is considered “at-will” and may be terminated either by me or by the Company at any time with or without cause, and that this at-will employment relationship may only be altered by a written contract signed by the CEO or CHRO expressly stating that my employment is not at-will.

/s/ Byron Racki7/27/2021
Byron RackiDate

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1900 W. Field Court, Lake Forest, IL 60045
pactiv.com | pactivevergreen.com | evergreenpackaging.com